Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured Tax-Free Income Fund (the "Fund") was held on October 17,
2012. The holders of shares representing 92% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1.  To elect Trustees.

Dollar Amount of Votes:

	Trustee				For	Withheld

	Thomas A. Christopher	$230,546,736	$1,737,016
     	David A. Duffy		$229,383,043	$2,900,709
	Diana P. Herrmann	$230,395,806	$1,887,946
	Anne J. Mills		$230,395,806	$1,887,946
      	John J. Partridge	$229,509,079	$2,774,673
	James R. Ramsey		$228,090,524	$4,193,228
	Laureen L. White	$230,466,715	$1,817,037

2.  To ratify the selection of  Tait, Weller & Baker LLP as the
Fund's independent registered public accounting firm.

Dollar Amount of Votes:

		For		Against		Abstain

		$229,993,455	$963,851	$1,326,446